10f-3 Exhibit                                                                                                Compliance Detail

Issuer Name + SEDOL	BNP Paribas – 7309681
Trade Date	October 13, 2009
List of Underwriters
Global Coordinator and Joint Bookrunner:  BNP Paribas; Joint Bookrunner:  HSBC; Co-Bookrunner:  Calyon; Joint Lead Managers:  Citibank, JPMorgan, Banca IMI, Goldman Sachs Int’l, Societe Generale,  Credit Suisse, Lazard-NATIXIS, UniCredit Group, Bayerische Hypo-und Vereinsbank AG,

Was the security:33 Act Registration, Eligible Municipal Security, Eligible Government offering, Foreign Offering, or Eligible 144A offering	Yes – Foreign Offering/Reg. S
Was security offered under a firm commitment underwriting (Must be ‘YES’_	Yes
Is an affiliated b/d a Sr. Manager or Co-Manager?	No – lowest tier
If yes, did the affiliate benefit directly or indirectly (Must be NO)	No
Name of Affiliate:	Lazard-NATIXIS
Underwriter (s) or Dealer(s) from Whom Purchased (Non-affiliates):	TOMS defined: FBCO, GSCO, HSBC, JPMS, LYON, PARI, SBSH, SGSC and UCCM. Not defined in TOMS: Banca IMI and Bayerische Hypo-und Vereinsbank AG, Lazard-NATIXIS
Sector or Industry:	Diversified Banking Institution
Date of First Offering:	September 30, 2009
Ratings:	N/A
Maturity Date:	N/A
Coupon:	N/A
Unit Price:	€40.00 per new share
Underwriting Spread per Unit:	1.70% of u/w commitment (Natixis had 7.35% of unsubscribed shares).
Gross Spread as a % of Price:	Indeterminable – dependent upon variable factors such as an underwriting commitment, success fee, selling commission to financial intermediaries, etc.
Yield:	N/A
Yield to Maturity	N/A
Principal Amount of Offering:	Approx. €4.2 Bln.
Subordination Features:	N/A
Years of Continued Operation>3:	20+

The adviser attests that the commission, spread or profit with respect to the transaction described is reasonable and fair compared to the commissions, spread or profit received by others in connection with the underwritings of similar securities during a comparable period of time.

The adviser attests that the Total Percentage Purchased by adviser including all funds and private advisory accounts over which adviser has investment discretion did not exceed 25%. [If an eligible 144A offering, must be less than 25% of the 144A offering plus any concurrent public offering] PLEASE INDICATE PERCENTAGE	0.0017%

LIST EACH PARTICIPATING FUND	Percent of Offering Purchased by Fund	Dollar Value of Offering Purchased by Fund
Oakmark International Fund	0.0008%	$4,988,478.60 or €3,375,040.00

Total Purchased for Oakmark Funds which Harris Associates L.P. manages	0.0008%	$4,988,478.60 or €3,375,040.00
Total Percent Purchased by all Funds and private advisory accounts over which Harris Associates L.P. has investment discretion.	0.0017%	$10,679,563.16 or €7,225,440.00